EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made and effective this December 31, 2003, by and between Electro Energy, Inc. ("Company") and Michael D. Eskra ("Executive").

NOW THEREFORE, the parties hereto agree as follows:

1. Employment.
Company hereby agrees to initially employ Executive as its President and COO and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2. Duties of Executive.
The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company, and on behalf of Company Affiliates and subsidiaries, and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability, and attention to the business of the Company and shall perform all duties in a professional, ethical, and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. In addition to the duties described herein, the Company will use its best efforts to have Executive elected to the Company Board of Directors and Executive shall use his best efforts to perform such duties as normally expected of Directors.

3. Compensation.
Executive will be paid compensation during this Agreement as follows:
A. A base salary of $235,000 per year, payable in installments according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

B. Executive, as additional inducement to grow the business and further commercialize the technologies at Electro Energy, Inc., will be granted a Stock Option as provided to other key employees under the Electro Energy, Inc. Stock Option Plan of an additional 200,000 shares at a Strike Price of $2.00.

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4. Benefits.
A. Holidays. Executive will be entitled to paid holidays each calendar year and personal days as provided in the Company Benefit Plan. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

B. Vacation. Following the first six months of employment, Executive shall be entitled to Fifteen (15) paid vacation days each year.

C. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive under the Company's Benefit Plan. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

E. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

F. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses. Executive will submit expenses no more often than weekly nor pool expenses longer than monthly.

5. Term and Termination.
A. The Initial Term of this Agreement shall commence on January 1, 2004 and it shall continue in effect for a period of Two (2) year. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay the Executive through the day of termination and a sum equal to one year additional salary. In the event of such termination, Executive shall be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

B. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date specified in Executive's original termination notice.

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C. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

D. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6. Inventions
In consideration of this employment agreement with the Company or affiliated corporation thereof and the unsigned, Executive hereby covenant and agree as follows:

A. To disclose promptly to an officer of the Company, and to no other person not an employee of the Company without the prior written consent of an officer of the Company all inventions, conceptions, ideas, designs, discoveries or improvements, made solely or jointly by the Executive during the period of employment to the Company. In the event that such inventions, conceptions, ideas, designs, discoveries or improvements, relate to any process, machine, composition of matter, article of manufacture or material, within the scope of employment for the Company.

B. To disclose promptly to an officer of the Company, and to no other person without the prior written consent of an officer of the Company, all inventions, conceptions, ideas, designs, discoveries or improvements; made solely or jointly by the Executive within a period of one year after termination of employment to the Company, in the event that such inventions, conceptions, ideas, designs, discoveries or improvements, relate to any process, machine, composition of matter, article of manufacture or material, within the scope of the employment provided to the Company by the Executive.

C. At the request of the Company, but without expense, make applications for patent in the United States or any foreign country for the inventions, conceptions, ideas, designs, discoveries or improvements, identified in paragraphs A and B above, to render such assistance to the Company as it may require in connection with making and prosecuting such applications and obtaining patents thereon, including, without limitation, the signing of all lawful papers and the making of all rightful oaths, and to aid, participate and give testimony, in any legal proceedings relating thereto in the United States or any foreign country.

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D. To assign to the Company, but without expense, my entire right, title and interest, in and to the inventions, conceptions, ideas, designs, discoveries or improvements, identified in paragraphs A and B above by executing an instrument or instruments in one or both of the two forms which are appended hereto as "Assignments A" and "Assignment B" respectively, as may be applicable.

7. Confidentiality
Without prior written consent of Company, Employee shall not at any time, whether during or after the term of this Agreement, use for Executives benefit or purpose or for the benefit or purposes of any other person, firm, corporation, or other entity, or disclose (except as necessary or required in the performance of services hereunder) in any manner or for any purpose or any third party or entity, any trade secrets or confidential or proprietary information relating the affairs, operations of business of Company or any subsidiary, affiliated or associated company or entity. For the purposes of this Paragraph, all information which has not been published or released by the Company to the general public or which is disclosed or submitted to the Executive rendering services to the Company hereunder shall be deemed trade secrets, confidential and proprietary information unless otherwise indicated in writing by the Company.

8. Notices.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:
Electro Energy, Inc.
30 Shelter Rock Road
Danbury, CT 06810

If to Executive:
Michael D. Eskra
2595 Hwy I
Saukville, WI 53080

9. Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

10. Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state of Connecticut.

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11. Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

12. No Assignment.
Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

13. Severability.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Arbitration.
The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim, or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in State of Connecticut, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Electro Energy, Inc.

By: /s/ Martin G. Klein	/s/ Michael D. Eskra

Martin G. Klein	Michael D. Eskra
Chief Executive Officer

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